                            STOCK PURCHASE AGREEMENT

            This Stock Purchase Agreement (the "Agreement"), is entered into on November 6, 2002 by and among Matthew L. Gold (the "Seller"), and Massachusetts Mutual Life Insurance Company, a Massachusetts mutual life insurance company, TSCP Selective, L.P., a Delaware limited partnership, and Tower Square Capital Partners, L.P., a Delaware limited partnership (each a "Buyer" and collectively the "Buyers").

                                    RECITALS

            A. As a result of the liquidation of TCO/PSI, LLC, a Delaware limited liability company, Seller owns 700,000 shares of common stock, $0.0001 par value per share (the "Common Stock"), of Pemco Aviation Group, Inc. (the "Company").

            B. Seller desires to sell and transfer the Common Stock to the Buyers, and the Buyers desire to purchase the Common Stock, subject to the terms and conditions of this Agreement.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                 STOCK PURCHASE

            1.1 Stock Purchase. Seller hereby sells, conveys, transfers, assigns and delivers to each Buyer, and each Buyer hereby purchases and acquires, the number of shares of Common Stock set forth opposite its name on Exhibit A hereto. Seller represents and warrants that the Common Stock is owned by Seller of record and beneficially, free and clear of all claims, liens or encumbrances of any nature whatsoever.

            1.2 Consideration. As consideration for the purchase of the Common Stock, each Buyer shall pay the purchase price set forth opposite its name on Exhibit A hereto by wire transfer to Seller, for an aggregate purchase price of Fourteen Million Five Hundred Thousand Dollars ($14,500,000). Seller shall not be obligated to sell any of the shares of Common Stock unless Seller receives payment of the entire Fourteen Million Five Hundred Thousand Dollar ($14,500,000) purchase price.

            1.3 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held immediately upon full execution of this Agreement at a location to be agreed upon by the parties.

            1.4 Documents to be Delivered. To effect the transfer referred to in
Section 1.1 and the delivery of the consideration described in Section 1.2 hereof, the Seller and the Buyers shall at the Closing deliver the following:

                  1.4.1 Seller shall deliver to the Buyers certificates evidencing the Common Stock, free and clear of any claims, liens or encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

                  1.4.2 Buyers shall effect wire transfers to Seller as provided in Section 1.2.

                                   ARTICLE 2

                         Representations and warranties

            Each Buyer represents and warrants to the Seller that the statements in the following paragraphs of this section 2 are true and correct:

            2.1 Purchase for Own Account. The Common Stock to be purchased by the Buyer hereunder will be acquired for investment for the Buyer's own account, not as a nominee or agent, and not with a view to the public distribution thereof within the meaning of the Securities Act of 1933, as amended (the "1933 Act"). The Buyer also represents that it has not been formed for the specific purpose of acquiring the Common Stock.

            2.2 Accredited Investor Status. The Buyer is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act. By reason of its business and financial experience, sophistication and knowledge, the Buyer is capable of evaluating the risks and merits of the investment made pursuant to this Agreement. The Buyer confirms that it is able (i) to bear the economic risk of this investment, (ii) to hold the Common Stock for an indefinite period of time, and (iii) to bear a complete loss of the Buyer's investment.

            2.3 Restricted Securities. The Buyer understands that the shares of Common Stock are characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from the Seller in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Buyer represents that it is familiar with Rule 144 of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

            2.4 Due Diligence and No Solicitation. The Buyer has had a reasonable opportunity to conduct comprehensive due diligence and to ask questions of and receive answers from the Company and its officers, and all such questions have been answered to the full satisfaction of the Buyer. At no time was the Buyer presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general advertising.

                                   ARTICLE 3

                                  MISCELLANEOUS

            3.1 Further Assurances. Following the Closing, the Seller and the Buyers will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

            3.2 Assignments. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Seller without the prior written consent of the Buyers, or by the Buyers without the prior written consent of the Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

            3.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

           If to the Seller:      Matthew L. Gold
                                  8992 County Road, #6
                                  Post Office Box 142
                                  Granby, CO  80446

           If to the Buyers:      David L. Babson & Company, Inc.
                                  a Member of the MassMutual Financial Group
                                  1500 Main Street, Suite 2800
                                  Springfield, MA  01115
                                  Attention:  Richard E. Spencer, II

or to such other place and with such other copies as either part may designate as to itself by written notice to the others.

            3.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware.

            3.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless execution in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

            3.6 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year above written.

SELLER:                                  BUYERS:
-------                                  -------
                                         MASSACHUSETTS MUTUAL LIFE
                                         INSURANCE COMPANY
                                         By: David L. Babson & Company Inc. as
/s/ Matthew L. Gold                      Investment Adviser
-------------------
    MATTHEW L. GOLD
                                         By: /s/ Michael L. Klofas
                                            ----------------------

                                         TSCP SELECTIVE, L.P.
                                         By: Mezzco LLC, its General Partner

                                         By: /s/ Michael L. Klofas
                                            ----------------------
                                             Manager

                                         TOWER SQUARE CAPITAL PARTNERS, L.P.
                                         By: Mezzco LLC, its General Partner

                                         By: /s/ Michael L. Klofas
                                            ----------------------
                                             Manager

                                    EXHIBIT A

                                                NUMBER OF
BUYER                                        SHARES PURCHASED         PURCHASE PRICE
-----                                        ----------------         --------------
Massachusetts Mutual Life                        603,448               $12,500,000
Insurance Company

TSCP Selective, L.P.                               3,652               $    75,643

Tower Square Capital Partners, L.P.               92,900               $ 1,924,357
                                                                       -----------

                                                                       $14,500,000
                                                                       ===========


                                   Exhibit A